Exhibit 2.3

ACTIVISION BLIZZARD, INC.

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY

EXPENSES REIMBURSEMENT AGREEMENT

William Fry

Solicitors

2 Grand Canal Square

Dublin 2

www.williamfry.com

CONTENTS

1.	DEFINITIONS	3

2.	PRE-CONDITION TO EFFECTIVENESS	6

3.	AB REIMBURSEMENT	6

4.	GENERAL	7

THIS AGREEMENT is made as a deed on November 2, 2015

BETWEEN:

ACTIVISION BLIZZARD, INC.,

a corporation incorporated in the

State of Delaware

(hereinafter called “AB”)

-and-

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY

a company incorporated in Ireland

with registered number 529753

having its registered office at

6th Floor, 2 Grand Canal Square, Dublin 2, Ireland

(hereinafter called “King”)

PREAMBLE:

A.                                             AB, through its wholly-owned subsidiary, ABS Partners C.V. (“AB Sub”), has agreed to make a proposal to acquire King on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and King has agreed to reimburse certain third-party costs and expenses incurred and to be incurred by AB, for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

B.                                             This Expenses Reimbursement Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by King of certain expenses incurred and to be incurred by AB for the purposes of, in preparation for, or in connection with the Acquisition.

NOW IT IS HEREBY AGREED as follows:

1.                                               Definitions

1.1                                        In this Agreement (including in the Preamble), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by AB Sub of King by means of the Scheme (to be described in the Rule 2.5 Announcement) or a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or, in accordance with Rule 41.3 of the Takeover Rules, such Takeover Offer) as provided for in the Transaction Agreement;

“Act”, the Companies Act 2014;

“Agreement”, shall have the meaning given to that term in the Preamble;

“AB Sub”, shall have the meaning given to that term in the Preamble;

“AB”, shall have the meaning given to that term in the Preamble;

“AB Confidentiality Agreement”, the confidentiality agreement between King and  AB dated 20 April 2015 as amended by agreement between AB and King dated 26 May 2015 and as it may be further amended in writing by AB and King from time to time;

“AB Payment Events”, shall have the meaning given to that term in Clause 3.2;

“AB Reimbursement Payment”, shall have the meaning given to that term in Clause 3.1;

“Business Day”, any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in Clause 3.1;

“Conditions”, the conditions to the Scheme and the Acquisition set forth in the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“EGM”, the extraordinary general meeting of King Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of King, changes to the Articles of Association of King and such other matters as may be provided for;

“High Court”, the High Court of Ireland;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person has incurred and in respect of which that person is not entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with Section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“King”, shall have the meaning given to that term in the Preamble;

“King Alternative Proposal” shall have the meaning given to that term in the Transaction Agreement, it being understood and agreed that for the purposes of this Agreement references to “20%” in the definition of King Alternative Proposal shall be deemed to refer to “50%”;

“King Board”, the board of directors of King from time to time and for the time being;

“King Shareholder Approval”,

(a)                                          the approval of the Scheme Meeting Resolution by a majority in number of King Shareholders representing at least 75% or more in value of the King Shares held by such King Shareholders, present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting); and

(b)                                          the EGM Resolutions being duly passed by the requisite majorities of King Shareholders at the EGM (or at any adjournment of such meeting);

“King Shareholders”, the holders of King Shares;

“King Shares”, the ordinary shares of US$0.00008 each in the capital of King;

“Parties”, King and AB (and “Party” shall mean any one of them, as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any relevant governmental authority or any department, agency or political subdivision thereof;

“Resolutions”, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Rule 2.5 Announcement”, the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules in accordance with the Transaction Agreement;

“Scheme”, the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to the Transaction Agreement, on the terms (including the Conditions) and for the consideration set out in Rule 2.5 Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing including any revision thereof as may be so agreed between the Parties;

“Scheme Meeting”, the meeting or meetings of the King Shareholders (and any adjournment thereof) convened by (i) resolution of the King Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution”, the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of King and AB), be agreed to;

“Scheme Recommendation”, the unanimous recommendation of the King Board that King Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Offer” shall have the meaning given to that term in the Transaction Agreement;

“Takeover Rules”, the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, as amended;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”); all national, federal, state, local or other taxes imposed by the United States, Ireland or any other Tax Authority including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not;

“Tax Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any other governmental, trade or regulatory agency or body, in each case, in any jurisdiction responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the U.S. Internal Revenue Service and the Irish Revenue Commissioners);

“Transaction Agreement”, the transaction agreement dated the date hereof by and among AB, AB Sub and King; and

“VAT”, any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC).

1.2                                        Construction

1.2.1                              In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

1.2.2                              In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3                              In this Agreement, any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation, rules or regulations made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

1.2.4                              In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.2.5                              In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.6                              In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3                                        Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

1.4                                        Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.                                               Pre-Condition to Effectiveness

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued; provided, however, that if the Rule 2.5 Announcement has not been issued on or before 11.59p.m. (Pacific time) on 2 November 2015 this Agreement shall lapse and be of no further effect.

3.                                               AB Reimbursement

3.1                                        Subject to Clause 2 and to the other provisions of this Agreement, King agrees to pay to AB, if any AB Payment Event occurs, an amount equal to all documented, specific and quantifiable third-party costs (including vouched out of pocket expenses incurred by third party advisers) and expenses incurred by AB and/or AB Sub, for its or their account, for the purposes of, in preparation for, or in connection with the Acquisition, including exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial, technical, tax and commercial due diligence, arranging financing and engaging advisors to assist in the process (the payment provided for in this Clause 3.1, the “AB Reimbursement Payment”); provided that the gross amount payable to AB pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of King that is the subject of the Acquisition (excluding, for the avoidance of doubt, any treasury shares and any interest in King Shares held by AB or any of its Subsidiaries) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”).  The amount payable by King to AB under this Clause 3.1 will exclude any amounts in respect of VAT incurred by AB attributable to such third-party costs to the extent that such amounts in respect of VAT are recoverable or creditable by AB.

3.2                                        The “AB Payment Events” are where the Parties have issued the Rule 2.5 Announcement and thereafter:

3.2.1                              the Transaction Agreement is terminated:

(a)                                          by AB pursuant to Clause 9.1.1(f) of the Transaction Agreement as a result of King’s willful breach or failure to perform under the Transaction Agreement; or

(b)                                          by AB pursuant to Clause 9.1.1(g) of the Transaction Agreement; or

(c)                                           by King pursuant to Clause 9.1.1(h) of the Transaction Agreement; or

3.2.2                              prior to the Scheme Meeting, a King Alternative Proposal has been publicly disclosed or an intention (whether or not conditional) to make a King Alternative Proposal has been publicly disclosed or announced by any Person and, in either case, has not been publicly withdrawn in compliance with the Takeover Rules at the time the Transaction Agreement is terminated under the circumstances specified in Clause 9.1.1(a) of the Transaction Agreement and such King Alternative Proposal is consummated within nine months after such termination.

3.3                                        The request, or as the case may be, requests by AB for an AB Reimbursement Payment shall in each case be:

3.3.1                              submitted in writing to King no later than 45 calendar days following the occurrence of any of the AB Payment Events;

3.3.2                              accompanied by payment instructions and written invoices or written documentation supporting the request for an AB Reimbursement Payment; and

3.3.3                              subject to satisfactory compliance with Clause 3.3.2 and subject to the AB Reimbursement Payment made hereunder not  exceeding the Cap, satisfied in full by payment in full by King to AB in cleared, immediately available funds within 14 calendar days following submission by AB of such invoices or documentation.

3.4                                        If and to the extent that any relevant Tax Authority determines that the AB Reimbursement Payment is consideration for a Taxable supply and that King  is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

3.4.1                              the amount payable by King by way of the AB Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

3.4.2                              to the extent that King has already paid an amount in respect of the AB Reimbursement Payment which exceeds the amount described in Clause 3.4.1. above, AB shall repay to King the portion of the Irrecoverable VAT in excess of the Cap.

4.                                               General

4.1                                        This Agreement shall be governed by, and construed in accordance with, the laws of Ireland.  Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.  Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

4.2                                        This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

4.3                                        The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.4                                        Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), email or hand delivery to the Party to be served as follows:

4.4.1                              if to AB, to:

Activision Blizzard, Inc.

3100 Ocean Park Boulevard

Santa Monica, CA 90405

United States

Attention: Chris Walther, Chief Legal Officer

Email: chris.walther@activision.com

with copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York

NY 10022

United States

Attention:  Jeffrey J. Rosen; William D. Regner

E-mail: jrosen@debevoise.com; wdregner@debevoise.com

and

Mason Hayes & Curran

South Bank House

Barrow Street

Dublin 4

Attention: Justin McKenna, Partner

Email: jmckenna@MHC.ie

4.4.2                              if to King, to:

King Digital Entertainment public limited company

10th Floor

1 Central St Giles

London WC2H 8AG

United Kingdom

Attention: Robert Miller, Chief Legal Officer

Email: Rob@king.com, legal@king.com

and

William Fry

2 Grand Canal Square

Dublin 2

Ireland
Attention:               David Fitzgibbon

Email: david.fitzgibbon@williamfry.com

and

Fenwick and West

Mountain View Office

Silicon Valley Center

801 California Street

Mountain View, CA 94041

United States

Attention:               Mark Stevens; David Michaels; Ken Myers

Email: mstevens@fenwick.com; dmichaels@fenwick.com; kmyers@fenwick.com or such other postal address or email address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 4.3.

4.4.3                              Any notice or document shall be deemed to have been served:

(a)                                          if delivered by overnight delivery or by hand, at the time of delivery; or

(b)                                          if sent by e-mail, at the time of the sending of the e-mail (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4.4                              In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or documents was properly addressed and posted (either by pre-paid recorded delivery post or by pre-paid airmail, as the case may be) or that the fax message or email was properly addressed and despatched, as the case may be.

4.5                                        The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.6                                        No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.7                                        Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.8                                        Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties hereto have entered into this Agreement on the day and year specified above.

SIGNED

for and on behalf of

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY

/s/ Sebastian Knutsson
Signature
/s/ Tjodolf Sommestad
Witness	Sebastian Knutsson
Print Name
Tjodolf Sommestad
Print Name of Witness

[Intentionally Omitted]
Print Address of Witness

SVP
Occupation of Witness

SIGNED

for and on behalf of

ACTIVISION BLIZZARD, INC. by its authorised signatory

/s/ Chris B. Walther
Signature
/s/ Jeffrey A. Brown
Witness	Chris B. Walther
Print Name
Jeffrey A. Brown
Print Name of Witness

3100 Ocean Park Blvd., Santa Monica, CA 90266
Print Address of Witness

Attorney
Occupation of Witness